Exhibit 10.1

AMENDED AND RESTATED

SECURITIES PURCHASE AGREEMENT AND CALL OPTION

Amended and Restated Securities Purchase Agreement and Call Option, dated as of September 15, 2025 (this “Agreement”), by and among Nukkleus Inc., a Delaware corporation (the “Company”), Star 26 Capital, Inc, a Nevada corporation (the “Seller”), the equity holders of the capital of the Seller listed on Schedule A attached hereto (the “Shareholders”), and Menachem Shalom, solely in his capacity as the representative and agent of the Shareholders, but solely with respect to the provisions expressly applicable to the Shareholders’ Representative as set forth herein.

WHEREAS, the parties desire to amend and restate the Securities Purchase Agreement and Call Option, dated as of December 15, 2024, as amended by Amendment No. 1 dated February 11, 2025, Amendment No. 2 dated as of June 15, 2025 and Amendment No. 3 dated as of June 15, 2025 and Amendment No. 4 dated as of July 25, 2025 (collectively as amended, the “Previous Agreement”), since the Company is interested in acquiring 100% of the issued and outstanding capital of the Seller (hereinafter referred to as the “Investment”) in consideration for (i) $21,000,000 in a combination of cash and a promissory note in the form attached hereto as Exhibit A (the “Investment Note”), (ii) the Company issuing the Seller 4,770,340 shares of common stock of the Company (the “Company Shares”), and (iii) the Company issuing the Seller five-year warrants to purchase an aggregate of 12,017,648 shares of the Company’s common stock for an exercise price of $1.50 per share and the other terms provided in the warrant attached hereto as Exhibit B (the “Investment Warrants”), and (iv) $3,000,000 in cash, and (v) 8% promissory note payable by the Company to Shareholders in the principal amount of $3,000,000, with the Company Shares, Investment Warrants, Cash and Note being assigned by the Seller to the Shareholders on a pro-rata basis;

WHEREAS, the Company, Seller and the Shareholders agree and acknowledge that as of the Closing Date (as defined below) the Investment represents the economic value of the Seller;

WHEREAS, the board of directors of each of the Company and the Seller and the Shareholders have approved this Agreement, and each of them has determined that this Agreement and the transactions contemplated herein are advisable and in the respective best interests of each of the Company, the Seller and the Shareholders;

WHEREAS, Nasdaq Rule 5635(a) requires that the Company obtain stockholder approval for a transaction involving (a) the securities to be issued has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities or the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities and (b) any director, officer or substantial shareholder, directly or indirectly, in the Company or assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock, or securities convertible into or exercisable for common stock, could result in an increase in outstanding common shares or voting power of 5% or more; and

WHEREAS, Nasdaq Rule 5635(d) requires that the Company obtain stockholder approval for a transaction involving the sale, issuance or potential issuance by an issuer of Common Stock (or securities convertible into or exercisable for Common Stock) in connection with a transaction other than a public offering at a price less than the minimum price which either alone or together with sales by our officers, directors or substantial stockholders of the Company equals 20% or more of the Common Stock or 20% or more of the voting power outstanding before the issuance; and

WHEREAS, since the Company has securities listed on The Nasdaq Stock Market LLC (“Nasdaq”) and the transaction involves an officer and director who is affiliated with both the Company and the Seller, the Investment contemplated herein requires stockholder approval pursuant to Nasdaq Rules 5635(a) and 5635(d);

WHEREAS, promptly upon the execution and delivery of this Agreement, the Company shall seek to obtain the approval of the holders of a majority of the Company’s outstanding voting Common Stock (“Stockholder Approval”) to ratify and approve all of the transactions contemplated by this Agreement in accordance with the applicable rules and regulations of Nasdaq and the Securities Act of 1933, as amended (the “Securities Act”).

NOW, THEREFORE, in consideration of the foregoing, and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the receipt and sufficiency of which the parties hereto hereby acknowledge, the parties hereto hereby agree as follows:

ARTICLE I
Definitions

1.1 Certain Defined Terms.

For purposes of this Agreement, the following capitalized terms have the following meanings, unless otherwise specified herein:

“Acquisition Proposal” means (a) any proposal, offer, inquiry or indication of interest relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries, or (b) any acquisition by any Person, resulting in, or any proposal, offer, inquiry or indication of interest that if consummated would result in, any Person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power or of any class of equity securities of the Company or 15% or more of the consolidated net revenues, net income or total assets (it being understood that total assets include equity securities of Subsidiaries) of the Company, in each case other than (i) the Transaction or (ii) the acquisition or disposition of inventory, equipment or other tangible personal property of the Company in the ordinary course of business.

“Action” means any claim, action, suit, demand, litigation, arbitration, mediation, inquiry, hearing, inquest, or other proceeding or investigation by any Person or Governmental Authority, in each case, before, heard by or otherwise involving any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” has the meaning set forth in the recitals (including the Exhibits and Schedules hereto and the Disclosure Letters) and all amendments hereto.

“Business Day” means any day (a) other than a Saturday or a Sunday, (b) on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or (c) in the case of determining a date when any payment is due, any day on which banks in New York, New York, are not required or authorized by Law to be closed for business.

“Company Disclosure Letter” means the Disclosure Letter attached hereto, delivered by the Company to the Seller and the Shareholders in connection with this Agreement.

“Company Securities” means, collectively, all the Common Stock and all issued and outstanding warrants, options and any other securities issued by the Company.

“Common Stock” means the Company’s common stock, par value $0.0001 per share.

“Contract” means any written or oral contract, agreement, commitment, arrangement, lease, license, or plan and each other instrument.

“Disclosure Letter” means the Company Disclosure Letters and the Seller Disclosure Letters.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Environmental Law” means any Law or Governmental Order relating to (a) pollution or the protection of the environment or natural resources; (b) health and safety as such relates to exposure to any Hazardous Material; (c) Releases or threatened Releases of Hazardous Materials, or the cleanup, remediation, manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials; or (d) record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expenses” means all documented out-of-pocket expenses (including all reasonable and documented fees and expenses of counsel, accountants, experts and consultants to a party hereto) incurred by a party hereto or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, any other documents related to this Agreement and the transactions contemplated herein, any filing required by any Governmental Authority and all other matters related to the Transaction.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977.

“Governmental Authority” means any federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Material” means (a) any substances defined, listed, classified or regulated as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “pollutants,” “solid wastes,” “contaminants,” “radioactive materials,” “petroleum,” “oils” or designations of similar import under any Environmental Law, or (b) any other chemical, material or substance that is regulated or for which liability can be imposed under any Environmental Law.

“Indebtedness” of any Person means (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest) or for the deferred purchase price of property or services, (b) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (c) all obligations of such Person under leases that should be classified as capital leases in accordance with US GAAP, (d) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (e) all obligations of such Person in respect of acceptances issued or created, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by an Encumbrance on any property of such Person and (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (i) all obligation described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including: (a) patents and patent applications, industrial designs and design patent rights, including any continuations, continuations-in-part, divisionals and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any, reissues, re-examinations, substitutes, supplementary protection certificates, or extensions of any of the foregoing; (b) trademarks, service marks, trade names, service names, brand names, trade dress and internet domain names, social media accounts, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing; (c) database rights and copyrights, including copyrights in computer software, and works of authorship and user manuals and training materials, and other copyrightable works, including website content, database and design rights, and rights in data collections, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing; (d) trade secrets, including information, know-how, confidential and proprietary information, inventions, designs, design rights (whether patentable or unpatentable), invention disclosures, ideas, formulae, models, methodologies or processes discoveries, processes, research and development information, technical information, techniques, procedures, specifications, operating and maintenance manuals, and engineering drawings, in each case, to the extent such item qualifies as a trade secret or otherwise is protectable under applicable Law (including under international treaties or conventions) anywhere in the world; and (e) rights to sue and recover damages for past, present, and future infringement, misappropriation, or other violation of any of the foregoing.

“Law” means any federal, national, foreign, supranational, state, provincial, local or administrative statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law) or a legally binding directive of, or issued by, a Governmental Authority.

“Licensed Intellectual Property” means all Intellectual Property that is licensed from a third party pursuant to a Contract to the referenced party or any of its Subsidiaries.

“Material Adverse Effect” means any fact, condition, occurrence, development, event, circumstance, or change in or effect on the referenced Person or any of its Subsidiaries that is, or would reasonably be expected to become, individually or in the aggregate with all other facts, conditions, occurrences, developments, events, circumstances, or changes in or effects on the referenced Person or any of its Subsidiaries, materially adverse to or otherwise materially impair or delay: (a) the business, operations, properties, assets or liabilities (including contingent liabilities), employee or independent contractor relationships, customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of the referenced Person or any of its Subsidiaries, or materially diminish the value of the Seller Securities or Company Securities, as the case may be; (b) the ability of the referenced Person to perform its respective obligations under this Agreement, including but not limited to all agreements and covenants to be performed or complied by it under the Agreement, or to consummate the Transaction on a timely basis; or (c) the ability of the Company to operate or conduct the Seller’s business in the manner in which it is currently, operated or conducted by the Seller, provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a “Material Adverse Effect”: (i) events, circumstances, changes or effects that generally affect the industries in which the referenced Person and its Subsidiaries operates the business (including legal and regulatory changes), (ii) changes generally affecting the economy, or financial or securities markets; (iii)  changes arising from the consummation of the Transaction in accordance with the terms of this Agreement or the announcement of the execution of this Agreement; (iv) any change, in and of itself, in the market price or trading volume of the Company Securities (it being understood that any effect underlying such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso) (v) any changes resulting from any natural disaster, including any hurricane, storm, flood, tornado, volcanic eruption, earthquake, other weather-related events, or other comparable events, or any worsening thereof; (vi) any changes resulting from local, national or international political conditions, including the outbreak or escalation of any military conflict, declared or undeclared war, armed hostilities, acts of foreign or domestic terrorism or civil unrest; (vii) any changes resulting from any action required to be taken by the terms of this Agreement or at the explicit request or direction of the Company or the Seller, as applicable, (viii) the failure to meet any internal or analysts’ expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted by another clause of this definition); provided, that in the case of clauses (i), (ii), (v), and (vi), if such effect disproportionately impacts the referenced Person’s business as compared to other participants in the industry in which the referenced Person’s business operates, the incremental disproportionate impact thereof shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur; provided, further, however, and notwithstanding anything to the contrary set forth in this “Material Adverse Effect” definition, any epidemic, plague, pandemic, or other outbreak of illness or public health event, including COVID-19, and any governmental orders, acts of war, lock-downs, legal and regulatory changes related to such epidemic, plague, pandemic or other outbreak of illness or public health event, including COVID-19, are specifically excluded from clause (i) or (ii) above and shall be considered in determining whether a “Material Adverse Effect” has occurred.

“Organizational Documents” means (a) with respect to any Person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as applicable, and bylaws, or comparable documents, (b) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, or comparable documents, (d) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document or comparable documents, and (e) with respect to any other Person that is not an individual, its comparable organizational documents.

“Permitted Encumbrances” means (a) Encumbrances for water and sewer charges, Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent, or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto; (b) other Encumbrances imposed by operation of Law (including mechanics’, couriers’, workers’, repairers’, materialmen’s, warehousemen’s, landlord’s and other similar Encumbrances) arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security, (d) Encumbrances on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (e) title of a lessor under a capital or operating lease and the terms and conditions of a lease creating any leasehold interest, or (f) Encumbrances arising under this Agreement.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Pre-Closing Period” means the period between the execution and delivery of this Agreement until the earlier the Closing and the termination of this Agreement and the transactions contemplated hereby.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon any soil, sediment, subsurface strata, surface water, groundwater, ambient air or any other media.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means all reports, schedules, forms, statements and other documents required to be filed by the Company under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, including all exhibits thereto and documents incorporated by reference therein.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Disclosure Letter” means the Disclosure Letter attached hereto, dated hereof, delivered by the Seller to the Company and the Investor in connection with this Agreement.

“Seller Common Stock” means the Class A Common Stock of the Seller.

“Seller Equity Awards Plan Options” means the options to purchase any Seller Common Stock that is unexpired, unexercised and outstanding as of immediately prior to the Closing Date.

“Seller Securities” means, collectively, all of the Seller Common Stock and outstanding Seller Equity Awards Plan Options.

“Shareholders” means the holders of all Seller Securities.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company or other organization, whether incorporated or unincorporated, which, directly or indirectly, is controlled by such Person.

“Tangible Personal Property” means machinery, equipment, tools, supplies, furniture, fixtures, personalty, vehicles, rolling stock and other tangible personal property, including software.

“Tax” or “Taxes” shall mean any all, tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Governmental Authority (including any federal, state, local, foreign or provincial capital gain, income, windfall profits, severance, gross receipts, property, sales, use, net worth, premium, license, excise, franchise, employment, payroll, social security, workers compensation, unemployment compensation, alternative or added minimum, ad valorem, transfer or excise tax) together with any interest, addition or penalty imposed thereon.

“Transaction” means the Investment, the Option and the other transactions contemplated by the Agreement.

“Transaction Documents” means all agreements, documents, certificates or other instruments delivered by any party hereto pursuant to this Agreement.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, recording, value added, registration and other similar Taxes and all conveyance fees, recording fees and other similar charges.

“Warrant Shares” means the shares of Common Stock issuable upon due exercise of the Investment Warrants,

1.2 Interpretation and Rules of Construction.

(a) In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(i) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated;

(ii) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(v) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(vi) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(vii) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(viii) references to a Person are also to its successors and permitted assigns;

(ix) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and

(x) references to sums of money are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars.

(b) Notwithstanding anything to the contrary contained in the Company Disclosure Letter or the Seller Disclosure Letter, or in this Agreement, the information and disclosures contained in any Section of a Disclosure Letter shall be deemed to be disclosed and incorporated by reference in each other Section of such Disclosure Letter as though fully set forth in such other Section to the extent the relevance of such information to such other Section is reasonably apparent from reading the disclosure (without knowledge of any facts not set forth on the face of such disclosure). Certain items and matters are listed in the Disclosure Letters for informational purposes only and may not be required to be listed therein by the terms of this Agreement. In no event shall the listing of items or matters in a Disclosure Letter be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants contained in this Agreement. No reference to, or disclosure of, any item or matter in any Section of this Agreement, or any Section of a Disclosure Letter shall be construed as an admission or indication that such item or matter is material or that such item or matter is required to be referred to or disclosed in this Agreement or in such Disclosure Letter. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract or agreement, Law or Governmental Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

(c) The parties hereto have participated collectively in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted collectively by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement. Furthermore, each of the parties hereto acknowledges and agrees that it has had an opportunity to have counsel of its own choosing review and represent it in connection with the execution and delivery of this Agreement and advise it in connection with the Transaction.

ARTICLE II
THE Transaction

2.1 The Investment. The Company agrees that, upon the terms and subject to the conditions of this Agreement, the Company shall

2.1.1 invest in the Seller an aggregate of $21,000,000 which shall be made as of the Closing Date and shall consist of (i) a minimum of USD $5,000,000 in cash less the amounts owed pursuant to Seller Notes (as defined in clause 6.10 below), which Seller Notes shall be forgiven and cancelled as of the Closing Date and (ii) a promissory note payable by the Company to Seller in the principal amount of USD $16,000,000. For clarity, in the event the Company provides cash in excess of USD $5,000,000, then the principal amount of the promissory note shall be reduced by the amount equal to the increase in the cash paid by the Company. The Investment Note shall be substantially in the form of the promissory note attached hereto as Exhibit A;

2.1.2 As of the Closing, the Investment shall be consummated and the Company shall own 100% of the total issued and outstanding capital of Seller. The Investment shall be effectuated by the Company as follows:

(i) wiring the Seller, a minimum of USD $5,000000 in cash less the amounts owed pursuant to Seller Notes (as defined in clause 6.10 below), which Seller Notes shall be forgiven and cancelled as of the Closing Date;

(ii) issuing to the Seller the Investment Note in the principal amount of USD $16,000,000 which may be adjusted as set forth in Section 2.1.1 set forth above; and

(iii) issuing to the Seller all the followings:

(A) an aggregate of 4,770,340 shares of Common Stock; and

(B) a five-year warrant to purchase 12,017,648 shares of the Company’s common stock for an exercise price of $1.50 per share.; and

(C) $3,000,000 in cash; and

(D) a promissory note payable by the Company to Shareholders in the principal amount of $3,000,000, which shall accrue interest at the rate of 8% and be due and payable six (6) months after the issuance thereof.

The Cash amount, the promissory note, the Company Shares and the five year Warrants shall be assigned by the Seller to the Shareholders as provided on Schedule A attached hereto on a pro-rata basis.

2.1.3 Notwithstanding anything contained herein to the contrary, if at any time after the date hereof until the Closing, the Company has been informed that it no longer qualifies to have its securities listed on Nasdaq, this Agreement shall automatically terminate and none of the parties shall have any further obligations or responsibilities to the other, except as provided for in Section 9.1.3.

2.3 The Closing.

2.3.1 Subject to the terms and conditions of this Agreement, the obligation of the parties with respect to (i) the Investment and (ii) the cash payment and issuance of securities to the Seller as per 2.1.2(iii) shall take place subsequent to the Stockholder Approval on the third Business Day following the satisfaction or waiver of the conditions to the obligations of the parties hereto expressly set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing Date, and subject to the satisfaction or waiver of such conditions) or at such other place or at such other time or on such other date as the Seller and the Company may mutually agree upon in writing. The day on which the Stockholder Approval shall have been obtained shall be considered as the “Closing Date”.

2.3.2 At the Closing Date, or in the case of securities issuance, as soon as thereafter as is practicable, each party shall deliver to the other the various certificates, instruments and documents as provided for in Article VII.

2.4 Effects of the Transaction. As a result of the transactions contemplated by this Agreement and the Investment being made by the Company to the Seller, the Seller shall become a direct wholly owned Subsidiary of the Company.

2.5 Exemption from Registration; Rule 144. The parties intend that the issuances of securities contemplated herein, (i) the issuance of the Company Shares to the Shareholders and (ii) the issuance of the Investment Warrants to the Seller , will be issued in transactions exempt from registration under the Securities Act, by reason of Section 4(a)(2) of the Securities Act, and will all be “restricted securities” within the meaning of Rule 144 under the Securities Act, and may not be offered, sold, pledged, assigned or otherwise transferred unless (i) a registration statement with respect thereto is effective under the Securities Act and any applicable state securities laws, or (ii) an exemption from such registration exists and if requested, the holder of such securities delivers an opinion of counsel, which counsel and opinion are satisfactory to the issuer of said securities, that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws; and the certificates representing such shares will bear an appropriate legend restriction on the books of issuer’s transfer agent to that effect.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF the Seller

The Seller hereby represents and warrants to the Company, subject to such exceptions as are disclosed in the Seller Disclosure Letter:

3.1 Due Organization and Good Standing.

3.1.1 The Seller is a corporation duly incorporated in the State of Nevada, validly existing, and is in good standing under the Laws of the State of Nevada. The Seller has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification.

3.1.2 The Seller has made available to the Company complete and correct copies of the Seller’s Organizational Documents, each in full force and effect as of immediately prior to the execution and delivery of this Agreement. The Seller is not in violation of any of its Organizational Documents.

3.1.3 Section 3.1(c) of the Seller Disclosure Letter contains a complete and correct list of each jurisdiction in which the Seller is organized and qualified to do business.

3.2 Title to Securities; Capitalization.

3.2.1 The authorized share capital of the Seller consists of 300,000,000 shares of common stock, consisting of (i) 250,000,000 shares of class A common stock, par value $0.0001 per share, and (ii) 50,000,000 shares of class B common stock, par value $0.0001 per share. As of the date of this Agreement, there are issued and outstanding (i) 10,333,333 shares of Seller Class A Common Stock and no shares of Seller Class B Common Stock. All of the outstanding Seller Securities were duly authorized, validly issued, fully paid and nonassessable, free of Encumbrances and have been granted, offered, sold and issued in compliance with all applicable foreign, state and federal securities Laws, including without limitation, the registration requirements of the Securities Act. None of the Seller Securities are subject to, or issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the relevant law in the jurisdiction of incorporation, any of the Seller’s Organizational Documents, or any contract to which the Seller is a party hereto or by which the Seller is bound. There are no outstanding contractual obligations of the Seller to repurchase, redeem or otherwise acquire any of the Seller Securities or any capital equity of the Seller and there are no outstanding contractual obligations of the Seller to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. None of the outstanding Seller Securities has been issued in violation of any applicable securities Laws.

3.2.2 Except as provided on Section 3.2.2 of the Seller Disclosure Letter, there are no (i) outstanding options, puts, calls, convertible securities, preemptive or similar rights, outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Seller, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) except as expressly contemplated by this Agreement, subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued capital equity of the Seller obligating the Seller to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options, equity securities or securities convertible into or exchangeable for such securities, or obligating the Seller to grant, extend or enter into any option, warrant, call, subscription or other right, agreement, arrangement or commitment for such securities. Schedule A, which shall be updated by the Seller immediately prior to the Closing Date, accurately sets forth opposite their name on Schedule A (i) the number of Seller Securities held by each Shareholder and (ii) the pro rata portion of the Company Shares and the Investment Warrant issuable to each such Shareholder. The parties hereto hereby agree and acknowledge that all outstanding Seller Securities, including without limitation, all options, warrants, convertible securities and other rights, agreements, arrangements and other commitments relating to the capital stock of the Seller, shall be set forth on Schedule A prior to the Closing Date.

3.2.3 Except as provided on Section 3.2.3 of the Seller Disclosure Letter, there are no registration rights and there is no voting trust, proxy, rights plan, shareholder’s agreement, anti-takeover plan or other contracts or understandings to which the Seller or any Shareholder is a party or by which the Seller or any Shareholder is bound with respect to any of the capital stock of the Seller. Except as set forth in this Agreement, as a result of the consummation of the Transaction, no shares of capital stock, warrants, options or other securities of the Seller are issuable and no rights in connection with any shares, warrants, rights, options or other securities of the Seller accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

3.2.4 All Indebtedness of the Seller is disclosed in either the Seller Financials or Section 3.2.4 of the Seller Disclosure Letter. Except as disclosed therein, no Indebtedness of the Seller contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Seller, or (iii) the ability of the Seller to grant any Encumbrance on its properties or assets.

3.2.5 Except as set forth in Section 3.2.5 of the Seller Disclosure Letter, since its formation, the Seller has not made, declared or paid any distribution or dividend and has not repurchased, redeemed or otherwise acquired any of its securities or equity interests, and no board of directors or other governing board of the Seller has authorized any of the foregoing.

3.3 Subsidiaries. Except as set forth in Section 3.3 of the Seller Disclosure Letter, the Seller does not have any Subsidiaries or any ownership interests in any other entity, nor does the Seller own or have any rights to acquire, directly or indirectly, any capital stock or other equity interests of any Person.

3.4 Authorization. The Seller has all necessary corporate power and to enter into this Agreement, to carry out its obligations hereunder and to consummate the Transaction. The execution and delivery by the Seller of this Agreement, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the Transaction have been duly authorized by all requisite action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Company and the Shareholders), this Agreement constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.5 Governmental Approvals. Other than the filings, notices, reports, consents, registrations, approvals, permits, clearances, expirations or terminations of waiting periods or authorizations listed on Section 3.5 of the Seller Disclosure Letter or otherwise required hereunder, and except for any such other consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect, no notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Authority is necessary for the execution, delivery and performance by the Seller or the Shareholders of this Agreement or the consummation by the Seller or the Shareholders of the Transaction.

3.6 No Conflict. Except as otherwise described in Section 3.6 of the Seller Disclosure Letter, the execution and delivery by the Seller of this Agreement, the consummation by the Seller of the Transaction, and compliance by the Seller with any of the provisions hereof, will not, (i) conflict with or violate any provision of Seller’s Organizational Documents, (ii) require any consent, approval, waiver, or notice to, or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any Contract, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, a right acceleration under, give rise to any obligation to make payments or provide compensation under, or result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrances (as hereafter defined) upon any of the properties, rights or assets of the Seller, or (iv) subject to obtaining the consents from Governmental Authorities referred to in Section 3.5 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such consent, approval, authorization or waiver having been satisfied, conflict with or violate any Law or Governmental Order to which the Seller or any of its assets or properties is subject.

3.7 Financial Statements; Books and Records.

3.7.1 The Seller has provided to the Company (i) the audited unconsolidated balance sheets of the Seller as of December 31, 2022 and December 31, 2023 and the related audited consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows (the “Seller Audited Financials”), and (ii) a draft of the unaudited, unconsolidated and unreviewed balance sheets of the Seller as of September 30, 2024 and the related unaudited consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows (the “Seller Interim Financials”, together with the Seller Audited Financials, the “Seller Financials”).

3.7.2 The Seller Financials (including any related notes and schedules thereto) are true and accurate and (i) present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), stockholder’s equity, and cash flows of the Seller as of the dates and for the periods indicated in such Seller Financials (except, for the absence of footnotes and other presentation items and normal year-end adjustments that will not be material in amount and effect), and (ii) in each case were prepared in accordance with generally accepted accounting principles in accordance with the standards of US GAAP (the “Seller Accounting Principles”), consistently applied during the periods involved, and were derived from, and accurately reflect in all material respects, the books and records of the Seller.

3.7.3 Any additional financial statements as may be required to be delivered pursuant to applicable Laws will, when delivered, (i) accurately reflect the Seller’s books and records as of the times and for the periods referred to therein, (ii) be prepared in accordance with the Seller Accounting Principles, methodologies applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and except for the absence of footnotes and audit adjustments in the case of unaudited financial statements) and (iii) fairly present in all material respects the consolidated financial position of the Seller as of the respective dates thereof and the consolidated results of the Seller’s operations and cash flows for the periods indicated.

3.7.4 The Seller maintains a system of internal accounting controls that are sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with the Seller Accounting Principles and to maintain asset accountability; (iii) access to property is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.7.5 All of the financial books and records of the Seller are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

3.7.6 Since the Seller Interim Financials, neither the Seller (including any director, officer or employee thereof) nor the Seller’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Seller, or (ii) any fraud, whether or not material, that involves the Seller’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Seller, and no written complaint, allegation, assertion or claim regarding any of the foregoing or that the Seller has engaged in questionable accounting or auditing practices has been received by the Seller.

3.7.7 The Seller has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

3.7.8 To the extent required for inclusion in any filings with the SEC, the financial statements of the Seller will comply in all material respects with the Securities Act, Regulation S-X and the published general rules and regulations of the SEC.

3.8 Absence of Certain Changes. Since the Seller Interim Financials, except as described in Section 3.8 of the Seller Disclosure Letter and as expressly contemplated by this Agreement, the Seller has conducted its businesses in the ordinary course of business consistent with past practice and the Seller has not been subject to a Material Adverse Effect and there has not been any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to have a Material Adverse Effect on the Seller or its business or operations.

3.9 Absence of Undisclosed Liabilities. The Seller is not subject to any liabilities or obligations that are not adequately reflected or reserved on or provided for in the Seller Interim Financials, other than (i) liabilities or obligations of the type that have been incurred in the ordinary course of business consistent with past practice, (ii) liabilities or obligations reflected in Section 3.9 of the Seller Disclosure Letter, and (iii) liabilities or obligations under the payment terms of Seller Contracts (but not including liabilities for breaches or for indemnification obligations thereunder), or (iv) that would not, individually or in the aggregate, reasonably be expected to be material to the Seller, taken as a whole.

3.10 Compliance with Laws.

3.10.1 The Seller is not in conflict with, or to its knowledge in default or violation of, nor have any of them received, since its formation, any written notice of any conflict with, or default or violation of, (i) any applicable Law by which it or any property or asset of the Seller is bound or affected, including, without limitation, consumer protection, insurance or securities Laws, or (ii) any Contract.

3.10.2 Seller is in compliance, and has been operated in compliance, in all material respects, with all applicable Law, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Seller has not received any written or, to the knowledge of Seller, oral notification from a Governmental Authority of any non-compliance with any applicable Law, which non-compliance would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

3.10.3 Seller (i) is and has been at all times in compliance with the applicable money laundering statutes of all jurisdictions having jurisdiction over the Seller and (ii) has not, directly or indirectly, taken any action that would cause the Seller to be in violation of the FCPA or any other anticorruption or anti-bribery Applicable Law, other than any non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.11 Regulatory Agreements; Permits.

3.11.1 Except as disclosed in Section 3.11.1 of the Seller Disclosure Letter, there are no material agreements, memoranda of understanding, commitment letters, or Governmental Orders to which Seller is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand.

3.11.2 Except as disclosed in Section 3.11.2 of the Seller Disclosure Letter, Seller and each employee of the Seller who is legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with the Seller, holds all material permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other authorizations of Governmental Authorities, certificates, consents and approvals necessary to lawfully conduct the Seller’s business as presently conducted, and to own, lease and operate the Seller’s assets and properties (collectively, the “Seller Permits”), except for any such permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, certificates and approvals, the failure of which to obtain would not be reasonably expected to result in a Material Adverse Effect. The Seller has made available to the Company true, correct and complete copies of all material Seller Permits. All of the Seller Permits are in full force and effect, and no suspension or cancellation of any of Seller Permits is pending or, to the knowledge of the Seller, threatened. Seller is not in violation in any material respect with the terms of any Seller Permit.

3.12 Litigation. Except as disclosed in Section 3.12 of the Seller Disclosure Letter, there is no Action, or, to the knowledge of the Seller, threatened against the Seller, or any of its properties, rights or assets or any of its managers, officers or directors (in their capacities as such). There is no Governmental Order binding against the Seller, or any of its properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such) that would prohibit, prevent, enjoin, restrict or alter or delay any of the Transaction. The Seller is in compliance with all Governmental Orders. Seller does not have any Actions pending against other parties. There is no Action pending or, to the knowledge of the Seller, threatened against the Seller involving a claim against the Seller for false advertising with respect to any of the Seller’s products or services. Since the date of formation of the Seller, none of its current or former officers, managers or directors have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

3.13 Restrictions on Business Activities. There is no Governmental Order binding upon the Seller that has or would reasonably be expected to have the effect of prohibiting, preventing, restricting or impairing in any respect, any business practice of the Seller as its business is currently conducted, any acquisition of property by the Seller, the conduct of business by the Seller as currently conducted, or the ability of the Seller to compete with other parties.

3.14 Contracts.

3.14.1 Section 3.14.1 of the Seller Disclosure Letter sets forth a true, correct and complete list of, and the Seller has made available to the Company, true, correct and complete copies of, each Contract in effect to which the Seller is a party or by which the Seller, or any of its properties or assets are bound or affected (each, a “Seller Contract”) that:

3.14.1.1 contains covenants that limit the ability of the Seller (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

3.14.1.2 involves any joint venture, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

3.14.1.3 involves any exchange traded, over the counter or other swap, cap, floor, collar, futures, contract, forward contract, option or other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

3.14.1.4 evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset);

3.14.1.5 involves the acquisition or disposition (to the extent such transaction would be consummated after the date hereof), directly or indirectly (by merger or otherwise), of assets other than in the ordinary course of business or capital stock or other equity interests of another Person;

3.14.1.6 by its terms calls for aggregate payments by the Seller under such contract of more than $5,000 per year or $50,000 in the aggregate over the length of the contract;

3.14.1.7 with respect to any acquisition or disposition of another Person, pursuant to which the Seller has (A) any continuing indemnification obligations or (B) any “earn out” or other contingent payment obligations;

3.14.1.8 relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of the Seller, its businesses or assets;

3.14.1.9 obligates the Seller to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof;

3.14.1.10 is between the Seller and any of its directors, executive officers, shareholders or Affiliates, including all non-competition, severance and indemnification agreements;

3.14.1.11 relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which the Seller has outstanding obligations (other than customary confidentiality obligations);

3.14.1.12 provides another Person (other than the Seller) with a power of attorney;

3.14.1.13 obligates the Seller to make any capital commitment or expenditure (including pursuant to any joint venture);

3.14.1.14 relates to the development, ownership, licensing or use of any Intellectual Property material to the business of the Seller; or

3.14.1.15 is otherwise material to the Seller or outside of the ordinary course of business of the Seller and not described in the clauses above.

3.14.2 Except as disclosed in Section 3.14.2 of the Seller Disclosure Letter, with respect to each Seller Contract: (i) such Seller Contract is valid and binding and enforceable in all respects against the Seller , and, to the knowledge of the Seller, the other party thereto, and are in full force and effect; (ii) the consummation of the Transaction will not affect the validity or enforceability of the Seller Contract against the Seller and, to knowledge of the Seller, the other party thereto; (iii) the Seller is not in material breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by the Seller, or permit termination or acceleration by the other party thereto, under such Seller Contract; (iv) to the knowledge of the Seller and the Shareholders, no other party to such Seller Contract is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Seller, under such Seller Contract; (v) no other party to such Seller Contract has notified the Seller in writing that it is terminating or considering terminating the handling of its business by the Seller or in respect of any particular product, project or service of the Seller, or is planning to materially reduce its future business with the Seller in any manner; and (vi) the Seller has not waived any rights under such Seller Contract.

3.15 Intellectual Property; Cybersecurity.

3.15.1 Seller (i) has all right, title and interest in and to any Intellectual Property owned by the Seller or related to, or used in, the businesses or operations of the Seller, free and clear of all Encumbrances, other than rights and interest licensed to any other Person and Permitted Encumbrances, and (ii) has no Licensed Intellectual Property. Seller has not received any written notice alleging that it has infringed, diluted or misappropriated, or, by conducting its business as currently conducted, has infringed, diluted or misappropriated, the Intellectual Property rights of any Person and there is no valid basis for any such allegation.

3.15.2 Except as set forth in Section 3.15.2 of the Seller Disclosure Letter, neither the execution nor delivery of this Agreement, nor the consummation of the Transaction will impair or alter the Seller’s rights to any of the Intellectual Property owned by it or related to, or used in, the businesses or operations of the Seller, and each item of such Intellectual Property is valid, enforceable and subsisting and, there is no Action that is pending or, to the Seller’s knowledge, threatened that challenges the rights of the Seller to any such Intellectual Property or the validity, enforceability or effectiveness thereof. The Intellectual Property owned by the Seller constitutes all Intellectual Property owned by the Seller used in, or related to, the businesses and operations of the Seller.

3.15.3 There has been no security breach or other compromise of or relating to any of the Seller’s information technology and computer systems, networks, hardware, software, data (including the data of its respective customers, employees, suppliers, vendors and any third-party data maintained by or on behalf of it), equipment or technology (collectively, “IT Systems and Data”). The Seller has not been notified of any security breach or other compromise to its IT Systems and Data and to the Seller’s knowledge no event or condition that would reasonably be expected to result in any security breach or other compromise to its IT Systems and Data has occurred. The Seller is in compliance with all applicable Laws and Governmental Orders, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification. The Seller has implemented and maintained in a manner consistent with industry standards and practices, (i) safeguards to maintain and protect its material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and Data, and (ii) backup and disaster recovery technology.

3.16 Employee Benefit Plans.

3.16.1 Except as set forth in Section 3.16.1 of the Seller Disclosure Letter, the Seller does not have any employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), or material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, or any employment, termination, severance or other contracts or agreements to which the Seller has any obligation or which are maintained, contributed to or sponsored by the Seller for the benefit of any employee who is employed primarily in (or, in the case of any expatriate employee, whose home country is) the United States (a “U.S. Employee”).

3.16.2 There are no bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all material employment, termination, severance or other contracts or agreements, to which the Seller is a party, with respect to which the Seller has any obligation or which are maintained, contributed to or sponsored by the Seller for the benefit of any Non-U.S. Employee (other than statutory plans) (collectively, the “Non-U.S. Benefit Plans”).

3.16.3 The consummation of the Transaction, whether alone or together with any other event, will not entitle any current or former employee, manager, director or consultant of the Seller severance pay or any other payment or accelerate the time of payment or vesting, or increase the amount of compensation, due any such employee, manager, director or consultant.

3.17 Employee Matters.

3.17.1 Except as set forth in Section 3.16.1 of the Seller Disclosure Letter, there are no Actions pending or, to the knowledge of the Seller and any Shareholder, threatened involving the Seller and any of its employees or former employees (with respect to their status as an employee or former employee, as applicable) including any harassment, discrimination, retaliatory act or similar claim.

3.17.2 Since the date of formation of the Seller, there has been: (i) no labor union organizing or attempting to organize any employee of the Seller into one or more collective bargaining units with respect to their employment with the Seller; and (ii) no labor dispute, strike, work slowdown, work stoppage or lock out or other collective labor action by or with respect to any employees of the Seller pending with respect to their employment with the Seller or threatened against the Seller . The Seller is not a party to, or bound by, any collective bargaining agreement or other agreement with any labor organization applicable to the employees of the Seller and no such agreement is currently being negotiated.

3.17.3 The Seller (i) is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, including Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written notice, or any other form of notice, that there is any Action involving unfair labor practices against the Seller pending, (ii) is not liable for any material arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any trust or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the knowledge of the Seller, threatened against the Seller brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

3.17.4 Section 3.17.4 of the Seller Disclosure Letter hereto sets forth a complete and accurate list of all employees of the Seller showing for each as of that date (i) the employee’s name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Seller)), (ii) any bonus, commission or other remuneration; and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee. Except as set forth on Section 3.17.4 of the Seller Disclosure Letter, (A) all employees are a party to a written employment agreement or contract with the Seller and each is employed “at will”, and (B) the Seller has paid in full to all such employees all wages, salaries, commission, bonuses and other compensation due to such employees, including overtime compensation, and there are no severance payments which are or could become payable by the Seller to any such employees under the terms of any written or oral agreement, or commitment or any Law, custom, trade or practice. Except as set forth in Section 3.17.4 of the Seller Disclosure Letter, each such employee has entered into the Seller’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with the Seller, a copy of which has been provided to the Company by the Seller.

3.17.5 Section 3.17.5 of the Seller Disclosure Letter contains a list of all independent contractors (including consultants) currently engaged by the Seller, along with the position, the entity engaging such Person, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Section 3.17.5 of the Seller Disclosure Letter, all of such independent contractors are a party to a written agreement or contract with the Seller. Each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with the Seller, a copy of which has been provided to the Company by the Seller. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last three (3) years have been, engaged by the Seller are bona fide independent contractors and not employees of the Seller.

3.18 Taxes and Returns.

3.18.1 The Seller has or will have timely filed, or caused to be timely filed, all material federal, state, local and foreign Tax returns and reports required to be filed by the Seller (taking into account all available extensions) (collectively, “Tax Returns”), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Seller Financials have been established.

3.18.2 Section 3.18.2 of the Seller Disclosure Letter sets forth each jurisdiction where the Seller files or is required to file a Tax Return.

3.18.3 The Seller is not being audited by any Taxing authority or has been notified by any Tax authority that any such audit is contemplated or pending.

3.18.4 There are no claims, assessments, audits, examinations, investigations or other proceedings pending against the Seller in respect of any Tax, and Seller has not been notified in writing of any proposed Tax claims or assessments against the Seller (other than, in each case, claims or assessments for which adequate reserves in the Seller Financials have been established).

3.18.5 There are no Encumbrances with respect to any Taxes upon any of the Seller’s assets, other than (i) Taxes, the payment of which is not yet due, or (ii) Taxes or charges being contested in good faith by appropriate proceedings and for which adequate reserves in the Seller Financials have been established.

3.18.6 The Seller has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Seller for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

3.18.7 The Seller has not made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on Taxes following the Closing.

3.18.8 The Seller within the last two years has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

3.18.9 The Seller has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return.

3.18.10 The Seller has no liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor.

3.18.11 The Seller has not participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation section 1.6011-4(b)(2).

3.18.12 The Seller has no liability or potential liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise.

3.18.13 The Seller is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice with respect to material Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority) that will be binding on the Seller with respect to any period following the Closing Date.

3.18.14 The Seller has not requested nor is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

3.18.15 The Seller has not taken any action, nor to the knowledge of the Seller are there any facts or circumstances, that would reasonably be expected to prevent the Transaction from occurring.

3.19 Title to Properties; Assets.

3.19.1 The Seller does not own any real property.

3.19.2 The Seller holds a valid and enforceable leasehold interest under each real property lease or sublease entered into by the Seller (the “Leases”), free and clear of all Encumbrances, other than Permitted Encumbrances. A complete and correct list of the Leases is listed in Section 3.19.2 of the Seller Disclosure Letter and each Lease is a valid and binding obligation on the Seller, the terms of which have been complied with by the Seller, and, to the knowledge of the Seller, the other parties thereto, and is enforceable and in full force and effect in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.19.3 The Seller has not delivered or received any written notice of any default or breach of any Lease which has not been cured or is in the process of being cured, and to the knowledge of the Seller no event has occurred which, with notice, lapse of time or both, would constitute a material default or breach of any Lease by the Seller. The Seller has made available to the complete and correct copies of the Leases.

3.19.4 Except for assets sold, consumed or disposed of in the ordinary course of business, the Seller owns good title to, or holds a valid leasehold interest in or license to all of the tangible assets shown to be owned or leased by it on the Seller Interim Financials or acquired after the date thereof, free and clear of all Encumbrances, other than Permitted Encumbrances.

3.19.5 All items of Tangible Personal Property which are owned, used or leased by the Seller are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Seller. The operation of Seller business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Tangible Personal Property of Persons other than a member of the Seller , except for such Tangible Personal Property that is owned by, leased, licensed or otherwise contracted to such entity. Any leases related to the Tangible Personal Property are valid, binding and enforceable in accordance with their terms and are in full force and effect. No event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Seller under any lease related to the Tangible Personal Property and the Seller has no knowledge of the occurrence of any event which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default by any other party under any such lease, and Seller has not received notice of any such condition. The Seller has not waived any rights under any lease related to the Tangible Personal Property which would be in effect at or after the Closing. No event has occurred which either entitles, or would, on notice or lapse of time or both, entitle the other party to any lease related to the Tangible Personal Property with either the Seller to declare a default or to accelerate, or which does accelerate, the maturity of any obligations of the Seller under any such lease.

3.19.6 The Seller has good, valid and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Encumbrances other than Permitted Encumbrances. The assets (including Intellectual Property rights and contractual rights) of the Seller constitute all of the assets, rights and properties that are used in the operation of the businesses of the Seller as it is now conducted and presently proposed to be conducted or that are used or held by the Seller for use in the operation of the businesses of the Seller, and are adequate and sufficient for the operation of the businesses of the Seller as currently conducted and as presently proposed to be conducted.

3.20 Environmental Matters. Except as set forth in Section 3.20 of the Seller Disclosure Letter:

3.20.1 The Seller is not subject to any current Governmental Order relating to any non-compliance with or liability under any Environmental Law by or of the Seller, or has assumed by contract or, to the knowledge of the Seller, operation of law any liability of any other Person arising under Environmental Law;

3.20.2 The Seller is in compliance in all material respects with all applicable Environmental Law;

3.20.3 The Seller (i) has not manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Materials; (ii) has not owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any liability or obligation under applicable Environmental Laws; or (iii) to the knowledge of the Seller after due inquiry, is not subject to liability for any Hazardous Materials use, storage, processing, transport, disposal, exposure of any Person or contamination at the real property subject to the Leases or on any third-party property; and

3.20.4 The Seller holds and is in compliance in all material respects with all the Seller Permits required to conduct its business and operations under all applicable Environmental Law.

3.21 Transactions with Affiliates. Except as disclosed as Seller Contracts, no director, manager, officer or other Affiliate of any Shareholder, the Seller , has or has had, directly or indirectly: (a) an economic interest in any Person that has furnished or sold, or furnishes or sells, services or products that the Seller furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any Person that purchases from or sells or furnishes to, the Seller , any goods or services; (c) a material beneficial interest in any Seller Contract of the Seller; or (d) any contractual or other arrangement with the Seller , other than customary indemnity arrangements (each, an “Affiliate Transaction”).

3.22 Insurance. The Seller does not have any insurance policies issued in favor of the Seller, or pursuant to which the Seller, or any of its directors or officers are a named insured or otherwise a beneficiary.

3.23 Accounts Receivable. All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Seller, in accordance with the Seller Accounting Principles arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to the Seller arising from its business. None of the Seller’s accounts receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Seller Financials.

3.24 Service Contracts. Section 3.24 of the Seller Disclosure Letter sets forth a correct and complete list of all material contracts with service providers (the “Service Provider Contracts”) to which the Seller is a party. None of the Service Provider Contracts has been cancelled or otherwise terminated or, to the Sellers’s knowledge, no such termination has been threatened by any party to such contract. The Seller has not received any notice, and has no reason to believe, that any of its service providers has ceased, or intends to cease, to supply services to Seller or otherwise materially reduce its relationship with the Seller. To the knowledge of the Seller, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of the Seller under the terms of the Service Provider Contracts.

3.25 Investment Company Act. The Seller is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

3.26 Information Supplied. None of the information supplied or to be supplied by, and relating to, the Seller in connection with this Agreement and the transactions contemplated herein, will, at the respective times such information is supplied or such documents are filed or mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. All documents which the Seller is responsible for filing with any regulatory agency in connection with the Transactions will comply as to form in all material respects with the provisions of applicable law.

3.27 Finders and Brokers. Neither the Seller nor its officers, directors, agents or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with this Agreement and the Transaction.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Seller and the Shareholders, subject to such exceptions as are disclosed in the Company Disclosure Letter:

4.1 Due Organization and Good Standing. The Company and each of its Subsidiaries, is a corporation, limited liability company or other entity, duly incorporated, formed, or organized, validly existing, and, the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of incorporation, formation, or organization. Each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification.

4.2 Title to Securities; Capitalization.

4.2.1 As of the date hereof, the authorized share capital of the Company consists of (i) One Hundred Fifty Million (150,000,000) shares are designated as Common Stock, par value $0.0001 per share, and (ii) Fifteen Million (15,000,000) shares are designated as preferred stock, par value $0.0001 per share. As of the date of this Agreement, there are issued and outstanding (i) 7,072,721 shares of Common Stock and (ii) no shares of Preferred Stock. All of the Company Securities were duly authorized, validly issued, fully paid and nonassessable, free of Encumbrances and have been granted, offered, sold and issued in compliance with all applicable foreign, state and federal securities Laws, including without limitation, the registration requirements of the Securities Act. None of the Company Securities are subject to, or issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the relevant law in the jurisdiction of incorporation, any of the Company’s Organizational Documents, or any contract to which the Company is a party or by which the Company is bound. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of the Company Securities or any capital equity of the Company and there are no outstanding contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. None of the outstanding Company Securities has been issued in violation of any applicable securities Laws.

4.2.1 Except as provided on Section 4.2.1 of the Company Disclosure Letter, there are no (i) outstanding options, puts, calls, convertible securities, preemptive or similar rights, outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) except as expressly contemplated by this Agreement, subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued capital equity of the Company or any of its Subsidiaries obligating the Company or any such Subsidiary to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options, equity securities or securities convertible into or exchangeable for such securities, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any option, warrant, call, subscription or other right, agreement, arrangement or commitment for such securities.

4.2.2 Except as provided on Section 4.2.2 of the Company Disclosure Letter, there are no registration rights and there is no voting trust, proxy, rights plan, shareholder’s agreement, anti-takeover plan or other contracts or understandings to which the Company is a party or by which the Company is bound with respect to any of the capital stock of the Company or any of its Subsidiaries. Except as set forth in this Agreement, as a result of the consummation of the Transaction, no shares of capital stock, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

4.3 Authorization. The Company has all necessary corporate power and to enter into this Agreement, to carry out its respective obligations hereunder and to consummate the Transaction. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transaction have been duly authorized by all requisite action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the Seller and the Shareholders), this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.4 Governmental Approvals. Other than the filings, notices, reports, consents, registrations, approvals, permits, clearances, expirations or terminations of waiting periods or authorizations required to be made with or obtained from the SEC and Nasdaq, and except for any such other consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not have a Material Adverse Effect, no notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Authority is necessary for the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated herein.

4.5 No Violations. Except as set forth in the SEC Reports, no Action by or against the Company is pending or, to the best knowledge of the Company, threatened, which could affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

4.6 Compliance with Laws. Except where the failure to be, or to have been, in compliance with such Laws has not or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. The business of the Company is not conducted in violation of any applicable Law. The Company has not received any notice or communication of any material noncompliance with any Laws that has not been cured as of the date of this Agreement or is otherwise not disclosed in the SEC Reports.

4.7 Investment Company Act.

The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

4.8 SEC Filings; Financial Statements.

(a) Each of the SEC Reports, at the time of its filing or being furnished (or, if amended, as of the date of such amendment) complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder applicable to the SEC Reports. To the Company’s knowledge, the Company is in compliance in all material respects with all of the applicable rules of Nasdaq, other than as disclosed in the SEC Reports.

(b) The financial statements included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments as permitted by the applicable rules and regulations of the SEC. The disclosure set forth in the SEC Reports, regarding the Company’s business is current and complete and accurately reflects the Company’s operations as it exists as of the date hereof.

(c) The Company and each of its Subsidiaries maintains a system of internal accounting controls that are sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with the Company Accounting Principles and to maintain asset accountability; (c) access to property is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) Neither the Company nor any of its Subsidiaries (including any director, officer or employee thereof) nor the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, or (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, nor has any written complaint, allegation, assertion or claim regarding any of the foregoing or that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices been received by the Company or any of its Subsidiaries.

4.5 Transactions with Affiliates. Except as disclosed as the SEC Reports, no director, manager, officer or other Affiliate of the Company or any of its Subsidiaries, has or has had, directly or indirectly: (a) an economic interest in any Person that has furnished or sold, or furnishes or sells, services or products that the Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any Person that purchases from or sells or furnishes to, the Company or any of its Subsidiaries, any goods or services; (c) a material beneficial interest in any contract of the Company; or (d) any contractual or other arrangement with the Company or any of its Subsidiaries, other than customary indemnity arrangements (each, an “Affiliate Transaction”).

ARTICLE V
SHAREHOLDERS’ REPRESENTATIVE; SHAREHOLDER REPRESENTATIONS

5.1 Appointment of Shareholders’ Representative. Upon and by execution and delivery of this Agreement, each of the Shareholders, collectively and irrevocably, hereby appoint, authorize and empower the Shareholders’ Representative to act as the proxy, exclusive representative, true and lawful agent and attorney-in-fact to act on behalf of all of the Shareholders, with full power of substitution to act in the name, place and stead of the Shareholders with respect to this Agreement and the Transaction as the Shareholders’ Representative may deem appropriate and to act on behalf of the Shareholders, including without limitation, in any litigation or arbitration involving this Agreement and the Transaction, to do or refrain from doing all such further acts and things, and execute all such documents as the Shareholders’ Representative shall deem necessary or appropriate in connection with this Agreement, including, in connection with and to facilitate the consummation of the transactions contemplated herein, which shall include the power and authority:

5.1.1 to take any and all actions (including executing and delivering any documents, making any disbursements or distributions, incurring any costs and expenses for the account of the Shareholders, exercising such rights, power and authority, and making any and all decisions and determinations) that the Shareholders’ Representative determines may be required by or necessary, convenient, advisable or appropriate to facilitate the consummation of the transactions or otherwise to perform the duties of or exercise the rights granted to the Shareholders’ hereunder, including: (A) execution of the documents and certificates pursuant to this Agreement; (B) receipt of payments under or pursuant to this Agreement and disbursement thereof to the Shareholders and others, as contemplated by this Agreement; (C) receipt and, if applicable, forwarding of notices and communications pursuant to this Agreement; (D) administration of the provisions of this Agreement; (E) giving or agreeing to, on behalf of all or any of the Shareholders, any and all consents, waivers, amendments or modifications deemed by the Shareholders’ Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement or any other agreement contemplated hereby and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (F) amending this Agreement, any other Transaction Document or any of the instruments to be delivered to the Company hereunder or thereunder; and (G) (1) disputing or refraining from disputing, on behalf of each Shareholder relative to any amounts to be received by such Shareholder under this Agreement or any other Transaction Document, any claim made under this Agreement or any other Transaction Document, (2) negotiating and compromising, on behalf of each such Shareholder, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other any other Transaction Document, and (3) executing, on behalf of each such Shareholder, any settlement agreement, release or other document with respect to such dispute or remedy, and (4) engaging such counsel, accountants, experts, and other advisors, agents and consultants, on behalf of itself and/or the Shareholders, as it shall deem necessary, convenient, advisable or appropriate in connection with exercising its powers and performing its function hereunder, or otherwise (and the Shareholders’ Representative shall be entitled to conclusively rely on the opinions and advice of such Persons), in each case, with such action being deemed as taken by each Shareholder (as applicable) and which shall be absolutely and irrevocably binding on each Shareholder as if such Shareholder personally or in its corporate capacity had taken such action, exercised such rights, power or authority or made such decision or determination in such Shareholder’s individual or corporate capacity, as applicable;

5.1.2 as the representative, to enforce and protect the rights and interests of the Shareholders and to enforce and protect the rights and interests of the Shareholders’ Representative arising out of the Shareholders under or in any manner relating to this Agreement and the other Transaction Documents, and each other agreement, document, instrument or certificate referred to herein, and to take any and all actions which the Shareholders’ Representative believes are necessary or appropriate under this Agreement and/or the other Transaction Documents for and on behalf of the Shareholders, including asserting or pursuing any claim, action, legal proceeding or investigation against the Company or its Affiliates; and

5.1.3 to refrain from enforcing any right of the Shareholders and/or the Shareholders’ Representative arising out of or under or in any manner relating to this Agreement or any other Transaction Document in connection with the foregoing; provided, however, that no such failure to act on the part of the Shareholders’ Representative, except as otherwise provided in this Agreement or in the other Transaction Documents, shall be deemed a waiver of any such right or interest by the Shareholders’ Representative or the Shareholders unless such waiver is in writing signed by the waiving party or by the Shareholders’ Representative.

5.2 Authorization. The appointment of the Shareholders’ Representative is coupled with an interest and shall be irrevocable by any Shareholder in any manner or for any reason. This authority granted to the Shareholders’ Representative shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of any principal pursuant to any applicable Laws. Menachem Shalom hereby accepts his appointment as the initial Shareholders’ Representative.

5.3 Reliance. The Company, the Seller and each Shareholder shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Shareholder by Shareholders’ Representative and on any other action taken or purported to be taken on behalf of any Shareholder by the Shareholders’ Representative as fully binding upon such Shareholder. A decision, act, consent or instruction of Shareholders’ Representative after Closing, including an amendment, extension or waiver of this Agreement (or any provision hereof) pursuant to the terms of this Agreement shall constitute a decision of the Shareholders and shall be final, binding and conclusive upon the Shareholders. The Company may rely upon any such decision, act, consent or instruction of Shareholders’ Representative after Closing as being the decision, act, consent or instruction of the Shareholders. The Company is hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of Shareholders’ Representative.

5.4 Resignation; Vacancies. The Shareholders’ Representative may resign from its position as the Shareholders’ Representative at any time by written notice delivered to the Seller and to the Shareholders. If there is a vacancy at any time in the position of the Shareholders’ Representative for any reason, such vacancy shall be filled by Amir Shalom.

5.5 No Liability. All acts of the Shareholders’ Representative hereunder in its capacity as such shall be deemed to be acts on behalf of the Shareholders and not of the Shareholders’ Representative individually. The Shareholders’ Representative shall not have any liability for any amount owed to the Company pursuant to this Agreement. The Shareholders’ Representative shall not be liable to the Company, or any other Person in its capacity as the Shareholders’ Representative, for any liability of a Shareholder or otherwise, or for anything which it may do or refrain from doing in connection with this Agreement. The Shareholders’ Representative shall not be liable to the Shareholders, in his or its capacity as the Shareholders’ Representative, for any liability of a Shareholder or otherwise, or for any error of judgment, or any act done or step taken or omitted by it in good faith, or for any mistake in fact or Law, or for anything which it may do or refrain from doing in connection with this Agreement, except in the case of the Shareholders’ Representative’s gross negligence or willful misconduct as determined in a final and non-appealable judgment of a court of competent jurisdiction. The Shareholders’ Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties or rights hereunder, and it shall incur no liability in its capacity as the Shareholders’ Representative to the Company, or the Shareholders and shall be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the advice of such counsel. The Shareholders’ Representative shall not by reason of this Agreement have a fiduciary relationship in respect of any Shareholder.

5.6 Indemnification; Expenses. The Shareholders shall indemnify and defend the Shareholders’ Representative and hold the Shareholders’ Representative harmless against any loss, damage, cost, liability or expense actually incurred without fraud, gross negligence or willful misconduct by the Shareholders’ Representative (as determined in a final and non-appealable judgment of a court of competent jurisdiction) and arising out of or in connection with the acceptance, performance or administration of the Shareholders’ Representative’s duties under this Agreement. Any expenses or taxable income incurred by the Shareholders’ Representative in connection with the performance of its duties under this Agreement shall not be the personal obligation of the Shareholders’ Representative but shall be payable by and attributable to the Shareholders pro rata, on an as-converted basis, pursuant to the most recently issued Schedule A. Notwithstanding anything to the contrary in this Agreement, the Shareholders’ Representative shall be entitled and is hereby granted the right to set off and deduct any unpaid or non-reimbursed expenses and unsatisfied liabilities incurred by the Shareholders’ Representative in connection with the performance of its duties hereunder from amounts actually delivered to the Shareholders’ Representative pursuant to this Agreement.

5.7 Seller Shareholders Approval. Each Shareholder signatory hereto, severally but not jointly, represents and warrants to the Company that:

5.7.1 Seller Securities. The Seller Securities listed on Schedule A represent 100% of the issued and outstanding capital stock of the Seller. Each Shareholder is the record owner, and has good, valid and marketable title to, the Seller Securities appearing next to such shareholder’s name on Schedule A attached hereto. Each Shareholder has the right and authority to sell and deliver its Seller Securities, free and clear of all Encumbrances or adverse claims of any nature whatsoever. Upon delivery of any certificate or certificates duly assigned, representing the Seller Securities as herein contemplated or upon registering of the Company as the new owner of the Seller Securities in the share register of the Seller, the Company will receive good title to the Seller Securities owned by each such Shareholder, free and clear of all Encumbrances.

5.7.2 No Transfers. Each Shareholder agrees that it shall not directly or indirectly sell, gift, transfer, dispose or otherwise Encumber the Seller Securities.

5.7.3 Power and Authority. Each Shareholder has the legal power, capacity and authority to cause the Shareholders’ Representative to execute and deliver this Agreement on its behalf, to consummate the Transaction, and to perform its obligations under this Agreement. This Agreement constitutes a legal, valid and binding obligation of each such Shareholder, enforceable against each such Shareholder in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.7.4 No Conflicts. The performance by each such Shareholder of its obligations hereunder, either by way of the Shareholders’ Representative or on its own behalf, in accordance with the terms hereof: (a) will not require the consent of any Person or Governmental Authority; (b) will not violate any Law applicable to such Shareholder; and (c) will not violate or breach any contractual obligation to which such Shareholder is a party.

5.7.5 Securities Representations.

5.7.5.1 (i) Investment Purposes. Each Shareholder is acquiring the Company Shares and Investment Warrant (together, the “Consideration Securities”) for its own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part in any transactions that would be in violation of the Securities Act or any state securities or “blue-sky” laws. No other Person has a direct or indirect beneficial interest in, and such Shareholder does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third party, with respect to, the Option Consideration Securities or any part thereof that would be in violation of the Securities Act or any state securities or “blue-sky” laws or other applicable Law.

(ii) No General Solicitation. No Shareholder is receiving the Consideration Securities as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio; or presented at any seminar or similar gathering; or any solicitation of a subscription by a Person, other than Seller and Company personnel, previously known to such Shareholder.

(iii) No Obligation to Register Shares. Each Shareholder understands that the Company is under no obligation to register the Consideration Securities, including the shares of Common Stock issuable upon exercise of the Warrants, under the Securities Act, or to assist such Shareholder in complying with the Securities Act or the securities laws of any state of the United States or of any foreign jurisdiction. Each Shareholder understands that the Consideration Securities must be held indefinitely unless the sale thereof is subsequently registered under the Securities Act and applicable state securities laws or exemptions from such registration are available. All certificates evidencing the Consideration Securities will bear a legend stating that such securities has not been registered under the Securities Act or state securities laws and they may not be transferred or resold unless they are registered under the Securities Act and applicable state securities laws or exempt therefrom.

(iv) Investment Experience. Each Shareholder, or such Shareholder’s professional advisor, has such knowledge and experience in finance, securities, taxation, investments and other business matters as to evaluate investments of the kind described in this Agreement. By reason of the business and financial experience of such Shareholder or its professional advisor, such Shareholder can protect its own interests in connection with the transactions contemplated herein. Each Shareholder is able to afford the loss of its entire investment in the Consideration Securities.

(v) Exemption from Registration. Each Shareholder acknowledges its understanding that the offering and sale by the Company of the Consideration Securities is intended to be exempt from registration under the Securities Act. Each Shareholder acknowledges that such securities are “restricted securities” as defined in Rule 144 under the Securities Act and may not be resold absent registration or an applicable exemption from registration. In furtherance thereof, in addition to the other representations and warranties of the Shareholders made herein, each Shareholder further represents and warrants to and agrees with the Company as follows: such Shareholder (x) has the financial ability to bear the economic risk of its investment, has adequate means for providing for its current needs and personal contingencies and has no need for liquidity with respect to the Consideration Securities; (y) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the prospective investment in the Consideration Securities; and (z) has been provided an opportunity for a reasonable period of time prior to the date hereof to obtain additional information concerning the Company and all other information to the extent the Company possesses such information or can acquire it without unreasonable effort or expense.

(vi) No Reliance. Other than as set forth herein, no Shareholder is relying upon any other information, representation or warranty by the Company or any officer, director, stockholder, agent or representative of the Company in determining to invest in the Consideration Securities. Each Shareholder has consulted, to the extent deemed appropriate by such Shareholder, with such Shareholder’s own advisers as to the financial, tax, legal and related matters concerning an investment in the Consideration Securities and on that basis believes that its investment in the Consideration Securities is suitable and appropriate.

(vii) No Governmental Review. Each Shareholder is aware that no federal or state agency has (x) made any finding or determination as to the fairness of this investment, (y) made any recommendation or endorsement of the Consideration Securities or the Company, or (z) guaranteed or insured any investment in the Consideration Securities or any investment made by the Company.

(viii) Accredited Investor Status. Each Shareholder is either (i) an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act or (ii) is not a United States person as defined in Rule 902(k) of Regulation S of the Securities Act, in which case the Shareholder is not acquiring the Consideration Securities for the account or benefit of any U.S. person and the offer and sale of the Consideration Securities to the Shareholder was made in an offshore transaction as defined in Rule 902(h) of Regulation S.

ARTICLE VI
COVENANTS

6.1 Conduct of Business by the Seller. Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), and unless this Agreement is terminated in accordance with the terms hereof during the period from the date of this Agreement and continuing until the Pre-Closing Period , except as expressly contemplated by this Agreement, the Seller shall and shall cause its Subsidiaries to (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice; (ii) comply with all Laws applicable to the Seller and its businesses, assets and employees; and (iii) preserve intact, in all material respects, their respective business organizations, maintain existing relations with all of the Seller’s key customers, service providers, suppliers, and creditors, and keep available the services of their respective managers, directors, officers, employees and consultants, to maintain, in all material respects, and to preserve the capital structure of the Seller and its possession, control and condition of their respective assets, all as consistent with past practice.

Without limiting the foregoing, the Seller shall not, and shall cause its Subsidiaries to not:

6.1.1	amend, waive or otherwise change, in any respect, any of the Seller’s or its Subsidiaries’ Organizational Documents;

6.1.2	authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities or other securities or interests, including any securities convertible into or exchangeable for any of its equity securities or securities interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such equity securities or other securities or equity interests;

6.1.3	split, combine, recapitalize or reclassify any of its equity interests or issue any other securities in respect thereof or declare, pay or set aside any distribution or other dividend (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its equity securities or securities interests;

6.1.4	incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, liability or obligation of any Person;

6.1.5	Fire or hire any executive. Increase the wages, salaries or compensation of any of its employees or increase bonuses for the foregoing individuals, or make commitments to advance with respect to bonuses for fiscal year 2024, or increase other benefits of any of the foregoing individuals, or enter into, establish, amend or terminate any Non-U.S. Benefit Plan with, for or in respect of any current consultant, officer, manager, director or employee, in each case other than as required by applicable Law, pursuant to the terms of any such Benefit Plan;

6.1.6	make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with Seller Accounting Principles;

6.1.7	transfer or license to any Person or otherwise extend, amend or modify, permit to lapse or fail to preserve the Intellectual Property or any Intellectual Property related to, or used in, the business and operations of the Seller, or disclose to any Person who has not entered into a confidentiality agreement any trade secrets;

6.1.8	terminate or waive or assign any right under any Seller Contract or any of the Leases, or enter into any contract (A) involving amounts potentially exceeding $5,000 per year, (B) that would be a Seller Contract; or (C) with a term longer than one year that cannot be terminated without payment of a material penalty and upon notice of sixty (60) days or less;

6.1.9	fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

6.1.10	establish any new Subsidiary or enter into any new line of business;

6.1.11	fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to the assets, operations and activities of the Seller, in an amount and scope of coverage as is comparable to that which are currently in effect;

6.1.12	revalue any of its material assets or make any change in accounting methods, principles or practices, except in compliance with Seller Accounting Principles and approved by its outside auditors;

6.1.13	waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by the Seller or its Affiliates) not in excess of $5,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any claims, liabilities or obligations, unless such amount has been reserved in the Seller Financials;

6.1.14	close or materially reduce any activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

6.1.15	acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

6.1.16	make capital expenditures in excess of $5,000 (individually or in the aggregate) other than in the ordinary course of business consistent with past practice;

6.1.17	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than in connection with the Transaction);

6.1.18	voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $5,000 in the aggregate other than pursuant to the terms of a Seller Contract;

6.1.19	sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

6.1.20	enter into any agreement, understanding or arrangement with respect to the voting of the securities or the capital equity of the Seller;

6.1.21	take any action that would reasonably be expected to delay or impair the obtaining of any consents or approvals of any Governmental Authority to be obtained in connection with this Agreement;

6.1.22	Approve any annual budget;

6.1.23	enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Affiliate Transaction; or

6.1.24	authorize or agree to do any of the foregoing actions.

6.2 Conduct of the Business by the Company. Unless the Seller shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the Pre-Closing Period, except as expressly contemplated by this Agreement, the Company shall and shall cause its Subsidiaries to (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice; (ii) comply with all Laws applicable to the Company and its Subsidiaries and their respective businesses, assets and employees; and (iii) preserve intact, in all material respects, their respective business organizations, maintain existing relations with all of the Company’s key customers, service providers, suppliers, and creditors, and keep available the services of their respective managers, directors, officers, employees and consultants, to maintain, in all material respects, and to preserve the possession, control and condition of their respective assets, all as consistent with past practice. Without limiting the foregoing, the Company shall not, and shall cause its Subsidiaries to not:

6.2.1	amend, waive or otherwise change, in any respect, any of the Company’s or its Subsidiaries’ Organizational Documents except as otherwise contemplated herein in connection with the Transaction;

6.2.2	authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities or other securities or interests, including any securities convertible into or exchangeable for any of its equity securities or securities interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such equity securities or other securities or equity interests;

6.2.3	split, combine, recapitalize or reclassify any of its equity interests or issue any other securities in respect thereof or declare, pay or set aside any distribution or other dividend (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its equity securities or securities interests;

6.2.4	incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, liability or obligation of any Person;

6.2.5	increase the wages, salaries or compensation of any of its employees by more than five percent (5%), or increase bonuses for the foregoing individuals in excess of five percent (5%), or make commitments to advance with respect to bonuses for fiscal year 2024, or materially increase other benefits of any of the foregoing individuals, or enter into, establish, materially amend or terminate any Non-U.S. Benefit Plan with, for or in respect of any current consultant, officer, manager, director or employee, in each case other than as required by applicable Law, pursuant to the terms of any such Benefit Plan, or in the ordinary course of business consistent with past practice;

6.2.6	make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law;

6.2.7	transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve the Intellectual Property or any Intellectual Property related to, or used in, the business and operations of the Company or its Subsidiaries, or disclose to any Person who has not entered into a confidentiality agreement any trade secrets;

6.2.8	terminate or waive or assign any material right under any Contract, or enter into any Contract (A) involving amounts potentially exceeding $5,000 per year, (B) that would be a Contract; or (C) with a term longer than one year that cannot be terminated without payment of a material penalty and upon notice of sixty (60) days or less;

6.2.9	fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

6.2.10	establish any new Subsidiary or enter into any new line of business;

6.2.11	fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to the assets, operations and activities of the Company or its Subsidiaries, in an amount and scope of coverage as is comparable to that which are currently in effect;

6.2.12	revalue any of its material assets or make any change in accounting methods, principles or practices, except as approved by its outside auditors;

6.2.13	waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by the Company or its Affiliates) not in excess of $5,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any claims, liabilities or obligations;

6.2.14	close or materially reduce any activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

6.2.15	acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

6.2.16	make capital expenditures in excess of $5,000 (individually or in the aggregate) other than in the ordinary course of business consistent with past practice;

6.2.17	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

6.2.18	voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $5,000 in the aggregate other than pursuant to the terms of a Contract or Non-U.S Benefit Plan;

6.2.19	sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

6.2.20	enter into any agreement, understanding or arrangement with respect to the voting of the securities or the capital equity of the Company or its Subsidiaries;

6.2.21	take any action that would reasonably be expected to delay or impair the obtaining of any consents or approvals of any Governmental Authority to be obtained in connection with this Agreement;

6.2.22	enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Company Affiliate Transaction; or

6.2.23	authorize or agree to do any of the foregoing actions.

6.3 Access and Information; Confidentiality.

6.3.1	During the Pre-Closing Period, each party hereto and its respective Subsidiaries shall give, and shall direct its accountants and legal counsel to give, the other parties hereto, at reasonable times during normal business hours and upon reasonable intervals and notice, and subject to any confidentiality agreements with third Persons (the existence and scope of which have been disclosed), access to all offices and other facilities and to all employees, properties, contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client contracts and director service agreements), of or pertaining to such party or its Subsidiaries, as the other party may reasonably request regarding any of the party’s or any of its respective Subsidiaries’ business, assets, liabilities, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, each as they become available during the Pre-Closing Period, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants work papers (subject to the consent or any other conditions required by such accountant, if any)) and instruct such party’s respective officers, managers, directors, employees, accountants, consultants, legal counsel, financial advisors, agents or other representatives (collectively, the “Representatives”) to reasonably cooperate with the other party in its investigation; provided that the receiving party shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the party providing such information; provided, further that in no event shall a party or its Representatives have access to any information that, based on advice of counsel, disclosure of such information (i) would violate applicable Laws or at the request of any Governmental Authority having jurisdiction over the party, or (ii) would waive attorney-client privilege, and, in each such case, the disclosing party shall only be entitled to withhold those portions of such information which are subject to the foregoing limitations. No information or knowledge obtained by the receiving party hereto pursuant to this Section 6.3 will affect or be deemed to modify any representation or warranty contained herein.

6.3.2	The parties hereto, and the Shareholders’ Representative on behalf of the Shareholders, acknowledge and agree that the existence and terms of this Agreement, that they and their respective Representatives shall not disclose to the public or to any third Person the terms of this Agreement and the Transaction other than with the express prior written consent of the other parties hereto, except (i) as may be required by applicable Law or at the request of any Governmental Authority having jurisdiction over the such party or any of its Representatives, control Persons or Affiliates (including, without limitation, to the extent applicable, the rules and regulations of the SEC and Nasdaq), (ii) as required to carry out a party’s obligations hereunder, (iii) as may be required to defend any action brought against such Person in connection with this Agreement.

6.3.3	Each of the parties hereto, and the Shareholders’ Representative, on behalf of the Shareholders, shall use their best efforts and cause their respective Affiliates and Representatives to use their respective best efforts to treat as confidential and hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of Law, and after prior written notice to the other parties, all confidential information of the Company, the Seller and the Shareholders, as the case may be, that is made available in connection with this Agreement, and will not release or disclose such confidential information to any other Person, except to their respective auditors, attorneys, financial advisors and other consultants, agents, and advisors in connection with this Agreement. If the Closing does not occur or the Option is not exercised, (i) such confidence shall be maintained by the parties hereto, and each such party shall use its reasonable efforts to cause its Affiliates and Representatives to maintain such confidence, except to the extent such information comes into the public domain (other than as a result of an action by such party, its Representatives or such other Persons in contravention of this Agreement), and (ii) upon the request of any party, the other party shall promptly return to the requesting party any written materials remaining in its possession, which materials it has received from the requesting party or its Representatives, together with any analyses or other written materials based upon the materials provided.

6.3.4	From and after the Closing and until the fifth anniversary of the Closing, the parties shall, and shall cause their respective Representatives to, hold, and shall use their respective reasonable best efforts to cause their Representatives to, hold in confidence any and all non-public or otherwise confidential information, whether written or oral, concerning the Company, the Seller, the Shareholders and the Seller’s business and business operations. If a Person or any such Representative becomes legally compelled to disclose any such confidential information, the party shall provide notice to the party who originally provided the confidential information in writing and consult with each other regarding the disclosure of such information and use their commercially reasonable efforts to obtain any appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. In the event that such protective order or other remedy is not obtained, or the party whose information it originally was waives compliance with this Section 6.3.4, then only that portion of such confidential information which is legally required to be provided, and the party must exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded such information. Section 6.3 shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by any party hereto or any of their respective Representatives.

6.4 Notification of Certain Matters. Each of the Company and the Seller shall give prompt notice to the others (and, if in writing, furnish copies of) if any of the following occurs during the Pre-Closing Period: (a) there has been a material failure on the part of the party providing the notice to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (b) receipt of any notice or other communication in writing from any third Person alleging that the consent of such third Person is or may be required in connection with this Agreement; (c) receipt of any notice or other communication from any Governmental Authority; (d) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions set forth in Article VII not being satisfied or the satisfaction of any of those conditions being materially delayed; (e) the commencement or threat, in writing, of any Action against any party hereto or any of its Affiliates, or any of their respective properties or assets, or, to the knowledge of the Company and the Seller, as applicable, any officer, director or partner, in his or her capacity as such of the Company or the Seller, as applicable, or any of their Affiliates with respect to the consummation of the transaction contemplated by this Agreement. No such notice to any party hereto shall constitute an acknowledgement or admission by such party providing notice regarding whether or not any of the conditions to Closing or to the consummation of the Transaction have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached. Moreover, no information or knowledge obtained by any party hereto pursuant to this Section 6.4 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the Transaction.

6.5 Public Announcements. The Company, the Shareholders and the Seller agree that no public release or announcement concerning this Agreement shall be issued by them or any of their Affiliates without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of Nasdaq, in which case the applicable party shall use commercially reasonable efforts to allow the other party reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

6.6 Regulatory Matters, Applications; Cooperation.

6.6.1	Each of the Company and the Seller shall, upon request, furnish to the others all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with preparation and filing of any statement, filing, notice or application made by or on behalf of the Company, or the Seller or any of their respective Subsidiaries to any Governmental Authority, in connection with this Agreement.

6.6.2	In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging this Agreement and/or the transaction contemplated by this Agreement, each of the Company and the Seller shall cooperate in all respects with each other and use its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

6.6.3	Prior to the expiration of the Pre-Closing Period, each party shall use its commercially reasonable efforts to obtain any consents of third parties with respect to any Contract, as the case may be, as may be necessary or appropriate for the consummation of the Transactions or required by the terms of any contract as a result of the execution, performance or consummation of the Transactions.

6.6.4	Each of the Company and the Seller shall promptly advise the others upon receiving any communication from any Governmental Authority the consent or approval of which is required for consummation of the Transactions, that causes such party to believe that there is a reasonable likelihood that any requisite approval will not be obtained or that the receipt of any such approval may be materially delayed, and, to the extent permitted by applicable Law, shall promptly provide the other party with a copy of such communication.

6.7 Acquisition Proposal; No Solicitation.

6.7.1	From the date of this Agreement until the earlier of the Closing or the termination of this Agreement by its terms, none of the Shareholders or the Seller shall, and shall cause its Subsidiaries and its and their respective directors, officers and other employees and direct all other Representatives not to, directly or indirectly (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Seller to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Seller in connection with an Acquisition Proposal, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal.

6.7.2	The Seller, or any Shareholder, as applicable, shall promptly (and in no event later than twenty-four (24) hours after becoming aware of any Acquisition Proposal, offer or request for information) notify the Company of any proposals, offers or requests for information made with respect to an Acquisition Proposal following the Seller’s, or such Shareholder’s awareness thereof and provide the Company a copy of such Acquisition Proposal, offer or request for information made with respect to an Acquisition Proposal, if in writing. The Seller or any Shareholder, as applicable, shall and shall instruct and cause any Representatives acting on their behalf to, and the Seller shall instruct and cause its officers and directors to, immediately cease and terminate all discussions and negotiations with any Person that may be ongoing with respect to a possible Acquisition Proposal.

6.7.3	Shareholder Approval. The Company shall use its best efforts to obtain clearance from the SEC to file the definitive proxy on Schedule 14A with the SEC with respect to a special shareholders’ meeting to obtain Shareholders’ Approval for the authorization of this Agreement and the consummation of the Transaction.

6.8 Seller Notes. The Company hereby agrees that it will provide loans to Seller on or prior to the Closing Date in an amount equal to up to $4,500,000 as requested by the Seller, which loans shall be in the form of promissory note substantially in the form of the promissory grid note attached hereto as Exhibit C (the “Seller Notes”).

6.9 Further Assurances. The Company, the Seller and the Shareholders’ Representative shall further cooperate with each other and use their respective reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transaction as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain (in accordance with this Agreement) as soon as practicable, including regulatory approvals or permits required by the Governmental Authorities and any other consents, registrations, approvals, permits and authorizations as may be agreed upon by the parties hereto.

ARTICLE VII
CONDITIONS

7.1 Conditions to Each Party’s Obligations. The obligations of each party hereto to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver (where permissible), of the following conditions:

7.1.1	Stockholder Approval. Stockholder Approval must be obtained and the Current Report on Form 8-K disclosing the results of the Company shareholders’ meeting shall have been filed by the Company with the SEC.

7.1.2	Regulatory Approvals; Consents. The authorizations, notifications, approvals and permits required to be obtained from or made with the stockholders of the Company, the SEC and Nasdaq in order to consummate the Transaction have been obtained. Any other authorizations, approvals and permits required to be obtained from or made with any third party in order to consummate the transactions contemplated by this Agreement shall have each been obtained or made.

7.1.3	No Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that is in effect and makes illegal or otherwise prohibits the Investment, the acquisition of Consideration Securities, or the exercise of the Option or which otherwise prevents or prohibits consummation of any other transactions contemplated by this Agreement.

7.1.4	Nasdaq Listing. As of the Closing Date, the securities of the Company shall be listed on the Nasdaq.

7.2 Conditions to Obligations of the Company. The obligations of the Company to consummate the Transaction are subject to the satisfaction of the Seller or waiver by the Company, at or prior to the Closing Date, of the following additional conditions:

7.2.1	Representations and Warranties. Each of the representations and warranties of the Seller and the Shareholders shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as though made as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a Material Adverse Effect with respect to the Seller and/or the Shareholders.

7.2.2	Agreements and Covenants. The Seller and its Subsidiaries shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants to be performed or complied with by them under this Agreement at or prior to the Closing Date.

7.2.3	Officer’s Certificate. The Seller shall have delivered to the Company: (i) true copies of its Organizational Documents as in effect as of the Closing Date, (ii) certificates of good standing (or similar documents applicable for such jurisdictions) for each of the Seller and its Subsidiaries, certified as of a date within five (5) Business Days of the Closing Date from the proper Governmental Authority of the entity’s jurisdiction of organization; (iii) true copies of the resolutions of their respective boards of directors and Shareholders authorizing the execution, delivery and performance of this Agreement and the Transaction, and (iv) certifying the incumbency of officers authorized to execute this Agreement.

7.2.4	Material Adverse Effect. No Material Adverse Effect with respect to the Seller shall have occurred since the date of this Agreement.

7.3 Conditions to Obligations of the Seller and the Shareholders. The obligations of the Seller and the Shareholders to consummate the Transaction are subject to the satisfaction of the Company or waiver by the Seller, at or prior to the Closing Date, of the following additional conditions:

7.3.1	Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a Material Adverse Effect with respect to the Company.

7.3.2	Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Closing Date.

7.3.3	Officer’s Certificate. The Company shall have delivered to the Seller (i) certificates of good standing (or similar documents applicable for such jurisdictions) for each of the Company and its Subsidiaries, certified as of a date within five (5) Business Days of the Closing Date from the proper Governmental Authority of the entity’s jurisdiction of organization; (ii) true copies of the resolutions of the boards of directors authorizing the execution, delivery and performance of this Agreement and the Transaction, and (iii) certifying the incumbency of officers authorized to execute this Agreement.

7.3.4	Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

ARTICLE VIII
SURVIVAL AND INDEMNIFICATION

8.1 Survival of Representations and Warranties. The representations and warranties of the Seller, the Shareholders and the Company made pursuant to this Agreement shall survive until six months after the Closing Date.

8.2 Indemnification.

(a) Indemnification by the Seller. Subject to the terms and conditions of this Article VIII, the Seller (the “Seller Indemnifying Parties”) shall indemnify and hold harmless the Company and its Affiliates, and their respective successors and permitted assigns (each, a “Company Indemnified Party”) from and against any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable and documented attorneys’ and consultants’ fees and expenses) actually paid, suffered, incurred by, or imposed upon, them (including any Action brought or otherwise initiated by any of them) (any of the foregoing, a “Loss”) arising out of or resulting from (i) any breach of any of the Seller’s or Shareholder’s representations, or (ii) any breach or nonperformance of any covenant or agreement made by the Seller or a Shareholder contained in this Agreement.

(b) Indemnification by the Company. Subject to the terms and conditions of this Article VIII, the Company (including its Affiliates and successors or assigns) (the “Company Indemnifying Parties”) shall indemnify and hold harmless the Seller and the Shareholders, and their respective successors and permitted assigns (each, a “Seller Indemnified Party”) from and against any and all Losses arising out of or resulting from (i) any breach of any of the Company’s representations, or (ii) any breach or nonperformance of any covenant or agreement made by Company in this Agreement.

8.3 Limits on Indemnification. The Seller Indemnifying Parties and the Company Indemnifying Parties (each, an “Indemnifying Party”) shall not be liable for any claim for indemnification pursuant to Section 8.2(a) or 8.2(b), respectively, unless and until the aggregate amount of indemnifiable Losses which may be recovered from such Indemnifying Party equals or exceeds Five Thousand dollars ($5,000) whereupon the Seller Indemnified Parties and the Company Indemnified Parties (each, an “Indemnified Party”), respectively, shall be entitled to indemnification for the full amount of such Losses. In no event shall the aggregate indemnification actually paid by an Indemnifying Party for a breach of the representations taken together with all other indemnification actually paid by such Indemnifying Party pursuant to Section 8.2 in respect of breaches of any representations, exceed one million and eight hundred thousand dollars ($1,800,000).

Payments pursuant to Section 8.2 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by an Indemnified Party in respect of any such claim. The Indemnified Party shall take, and cause their respective Representatives to take, all commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss; provided, that nothing herein shall require any Indemnified Party to file any claim under any insurance policy.

8.4 Notice of Loss; Third Party Claims.

(a) An Indemnified Party shall give the Indemnifying Party notice of any matter that an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within thirty (30) days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(b) If an Indemnified Party shall receive notice of any Action, audit, demand or assessment (each, a “Third Party Claim”) against it or which may give rise to a claim for a Loss under this Article VIII, within thirty (30) days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to any Indemnified Party otherwise than under this Article VIII. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within five (5) days of the receipt of notice from the Indemnified Party of such Third Party Claim; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party in its sole and absolute discretion for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party.

ARTICLE IX
TERMINATION AND ABANDONMENT

9.1 Termination.

This Agreement may be terminated, and the Transaction may be abandoned at any time prior to the Closing Date as follows:

9.1.1	by mutual written consent of each of the Seller and the Company, as duly authorized by the respective boards of directors of each of the Company and the Seller;

9.1.2	by written notice by either the Company or the Seller, if (i) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order or Law or taken any other Action that is, in each case, then in effect and is final and non-appealable and has the effect of restraining, enjoining or otherwise preventing or prohibiting the Transactions or the agreements contemplated hereby, or (ii) any Governmental Authority shall have finally, without the right to appeal, declined to grant any of the regulatory approvals referred to in Sections 7.1.2 and 7.1.3; provided, however, that the right to terminate this Agreement under this Section 9.1.2 shall not be available to any party hereto whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, any such Governmental Order to have been enacted, issued, promulgated, enforced or entered;

9.1.3	by written notice by either the Company or the Seller, (a) if the securities of the Company are not traded on Nasdaq or the Board of Directors of the Company has determined not to appeal a decision of Nasdaq to delist the securities of the Company or (b) Stockholder Approval has not been obtained within ninety (90) days after the date of this Agreement, unless the failure of not obtaining Stockholder Approval was as a result of the Company failing to perform or observe the covenants or agreements of the Company provided for in Section 6.8 of this Agreement, in which case Seller shall be entitled to damages of $3,000,000 from the Company;

9.1.4	by written notice by the Company, if there has been a breach by the Seller or a Stockholder of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Seller or a Stockholder shall have become untrue or inaccurate which, in either case, would result in a failure of a condition set forth in Section 7.2.1 (a “Terminating Seller Breach”); provided, however, that if such Terminating Seller Breach is curable by the Seller prior to the Closing Date, then the Company may not terminate this Agreement under this Section 9.1.4 for ten (10) calendar days after delivery of written notice from the Company to the Seller of such Terminating Seller Breach, provided the Seller continues to exercise its reasonable best efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1.4 if it shall have materially breached this Agreement or if such Terminating Seller Breach is cured during such ten (10) calendar day period); or

9.1.5	by written notice by the Seller, if there has been a breach by the Company or of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Company shall have become untrue or inaccurate which, in either case, would result in a failure of a condition set forth in Section 7.3.1 (a “Terminating Company Breach”); provided, however, that if such Terminating Company Breach is curable by the Company prior to the Closing Date, then the Seller may not terminate this Agreement under this Section 9.1.5 for ten (10) calendar days after delivery of written notice from the Seller to the Company of such Terminating Company Breach, provided the Company continues to exercise commercially reasonable efforts to cure such Terminating Company Breach (it being understood that the Seller may not terminate this Agreement pursuant to this Section 9.1.5 if they shall have materially breached this Agreement or if such Terminating Company Breach is cured during such ten (10) calendar day period).

9.2 Effect of Termination.

9.2.1	In the event that this Agreement is validly terminated in accordance with Section 9.1, then each of the parties hereto shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the other parties hereto; provided, that the obligations of the parties hereto set forth in this Section 9.2, Section 6.2 (Confidentiality), Section 6.5 (Public Announcements) and Article X (Miscellaneous) hereof and the obligation of the Company provided in Section 9.1.3 shall survive any such termination and shall be enforceable hereunder.

9.2.2	Nothing in this Section 9.2 shall relieve any of the parties hereto of any liability for a material breach of any of its covenants or agreements or material breach of its representations and warranties contained in this Agreement prior to the date of termination.

9.2.3	Notwithstanding anything to the contrary contained in this Agreement, if the Company fails to make all payments by the agreed time of if the Agreement is terminated as a result of the Company failing to perform or observe the covenants or agreements of the Company provided for in Section 6.7.3 of this Agreement, or if condition 7.1.4 of the Agreement is not satisfied, Seller shall be entitled to a payment from the Company in the amount of $3,000,000 (“Liquidated Damages”). The Company agrees and acknowledges that it would be impossible to ascertain the amount of damages to be incurred by the Seller and the Stockholders as a result of the Company not proceeding to obtain Stockholder Approval and therefore agrees and acknowledges that the amount of Liquidated Damages is proper and reasonable under the circumstances.

ARTICLE X
MISCELLANEOUS

10.1 Expenses. Except as otherwise specified in this Agreement, all Expenses shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

10.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.2):

10.2.1	if to the Company, to:

Nukkleus Inc.

525 Washington Blvd.

575 Fifth Ave, New York NY 10017

Attention: CEO

Email: m@nukk.com

with a copy to:

Fleming PLLC

30 Wall Street, 8th Floor

New York, New York 10005

Attention: Stephen Fleming, Esq.

Email: smf@flemingpllc.com

10.2.2	if to Seller, to:

Star 26 Capital, Inc.

307 West 38th St.

New York, NY 10017

Attention: CEO

Email: m@star26.capital

with a copy to:

Bevilacqua PLLC

1050 Connecticut Ave

Washington, DC 20036

Attention: Lou Bevilacqua, Esq.

Email: lou@bevilacquapllc.com

10.2.3	If to the Shareholders’ Representative to:

Email: m@star26.capital

10.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

10.4 Entire Agreement. This Agreement, including the Transaction Documents, the Seller Disclosure Letter, and the Company Disclosure Letter and the schedules and exhibits hereto constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.

10.5 Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Company, the Seller, and the Shareholders’ Representative (which consent may be granted or withheld in the sole discretion of each such party) and any such assignment or attempted assignment without such consent shall be null and void.

10.6 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Company, the Seller and the Shareholders’ Representative; or (b) by a waiver in accordance with Section 10.7. For purposes of this Section 10.6, the Shareholders have agreed pursuant to the Seller Shareholders Approval that any amendment of this Agreement consented to by Shareholders’ Representative shall be binding on and enforceable against them, whether or not they have signed this Agreement or such amendment.

10.7 Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other parties pursuant to this Agreement; or (c) waive compliance with any of the agreements of the other parties or conditions to such obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. Any waiver of any term or condition hereof shall not be construed as a waiver of any subsequent breach or as a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

10.8 Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the Transactions shall create any rights in, or be deemed to have been executed for, or the benefit of, any Person that is not a party hereto or thereto or a successor or permitted assign of such a party, unless otherwise specified herein. Except for the provisions of Article VIII relating to Indemnified Parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of the Seller, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

10.9 Specific Performance. The parties hereto acknowledge and agree that the parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any party hereto may be entitled, at law or in equity (including monetary damages), such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking.

10.10 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that State without giving effect to any choice or conflict of law provision or rule thereof. Each of the parties hereto hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action, directly or indirectly, arising out of, relating to, or in connection with this Agreement brought by any party hereto; (b) agrees that service of process will be validly effected by sending notice in accordance with Section 10.2; (c) irrevocably waives and releases, and agrees not to assert by way of motion, defense, or otherwise, in or with respect to any such Action, any claim, whether actual or potential, known or unknown, suspected or unsuspected, based upon past or future events, now existing or coming into existence in the future, that (i) such Action is not subject to the subject matter jurisdiction of at least one of the above-named courts; (ii) its property is exempt or immune from attachment or execution in the State of Delaware; (iii) such Action is brought in an inconvenient forum; (iv) that the venue of such Action is improper; or (v) this Agreement or the Transactions may not be enforced in or by any of the above-named courts; and (d) agrees not to move to transfer any such Action to a court other than any of the above-named courts.

10.11 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, relating to, or in connection with this Agreement or the Transactions. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce that foregoing waiver; and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.11.

10.12 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission, such as by electronic mail in “pdf” form) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement and Call Option to be executed as of the date first written above.

NUKKLEUS INC.

By:	/s/ Reuven Yegana
Name:	Reuven Yegana
Title:	Member of the Board

By:	/s/ Anastasiia Kotaieva
Name:	Anastasiia Kotaieva
Title:	Member of the Board

STAR 26 CAPITAL, INC.

By:	/s/ Menachem Shalom
Name:	Menachem Shalom
Title:	CEO

SHAREHOLDERS’ REPRESENTATIVE

By:	/s/ Menachem Shalom
Name:	Menachem Shalom